Exhibit 10.1

As of September 24, 2013

Margaret A. Mulcahy

David H. Craig

Bank of America, N.A.

225 Franklin Street, 2nd Floor

Boston, MA  02110

Re:Credit Agreement dated as of September 4, 2012 among Walker & Dunlop, Inc. as Borrower (the “Company”), certain affiliates of the Company as Guarantors, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the Lenders party thereto (as amended, the “Credit Agreement”)

Dear Ms. Mulcahy and Mr. Craig:

As you are aware, the Company has formed W&D Interim Lender III, Inc., a Delaware corporation “W&D Interim Lender III”) as a direct Subsidiary1 of the Company.   Pursuant to that certain Third Amendment to Warehousing Credit and Security Agreement dated as of September 24, 2013 (the “Third Amendment”), W&D Interim Lender III has been added as a “Borrower”, jointly and severally with W&D Interim Lender II, pursuant to the W&D Interim Lender II Bridge Loan Agreement (the “Specified Amended Transaction”).

In connection with the foregoing, the Company hereby requests the consent of Administrative Agent and Lenders for the Company to consummate the Specified Amended Transaction and to confirm the waivers and acknowledgments set forth below.

In addition, the Company hereby requests that Administrative Agent and Lenders amend, by the terms of this letter, the Company’s financial covenant set forth in Section 7.14(h) of the Credit Agreement, as further detailed below (the “Specified Financial Covenant Amendment”).

In connection with the foregoing requests, and knowing and intending that the Agents and the Lenders will rely thereon, the Company hereby represents and warrants to the Agents and the Lenders, and hereby further acknowledges and agrees, as follows:

1.

All of the statements made in this letter are true and correct in all material respects.  The Company has not knowingly failed to disclose to the Administrative Agent any information known to it concerning the Specified Amended Transaction which in its good faith judgment would be material to the Lenders in considering the within request for consent and waiver.

2.

Notwithstanding any provision of Section 7.02 (Investments) or Section 7.04 (Fundamental Changes) of the Credit Agreement to the contrary, Administrative Agent and Lenders expressly (x) consent to the terms and conditions of the Specified Amended Transaction and (y) waive any provision of said Section 7.02 or Section 7.04 which would restrict or otherwise limit the consummation of the Specified Amended Transaction.

3.

Administrative Agent and Lenders expressly acknowledge and agree that W&D Interim Lender III shall constitute an “Excluded Subsidiary” (as such quoted term is defined and otherwise described in the Guarantee and Collateral Agreement).

4.	Administrative Agent, Lenders, and Borrower expressly acknowledge and agree that each reference in the Credit Agreement and the other Loan Documents to “W&D Interim Lender II” shall also mean

1  Each capitalized term, unless otherwise defined herein, shall have the meaning set forth in the Credit Agreement.

and refer to W&D Interim Lender III (including, without limitation, with respect to the provisions of Section 7.01 (Liens; Negative Pledges)of the Credit Agreement), as may be applicable and as the context may require, after giving effect to the execution and delivery of the Third Amendment and the consummation of the Specified Amended Transaction.

5.

Administrative Agent, Lenders, and Borrower expressly acknowledge and agree that, without otherwise modifying, limiting, or waiving the provisions of Section 7.14 (Financial Covenants) of the Credit Agreement, Section 7.14(h) of the Credit Agreement, as presently appearing therein, shall stricken in the entirety and replaced with the following (constituting the Specified Financial Covenant Amendment hereunder):

(h)(i) Permit the ratio of Adjusted Funded Debt to Four-Quarter EBITDA at any time to be greater than 4.0 to 1.0, to be tested on the last day of each of the Fiscal Quarters ending on September 30, 2012, December 31, 2012, March 31, 2013, June 30, 2013, and September 30, 2013; (ii) and Permit the ratio of Adjusted Funded Debt to Four-Quarter EBITDA at any time to be greater than 3.5 to 1.0, to be tested on the last day of (x) the Fiscal Quarter ending December 31, 2013 and (y) of each Fiscal Quarter thereafter.

6.

The Company acknowledges that the foregoing is a one-time consent and waiver with respect to W&D Interim Lender III, limited solely to the specific consent and waiver requested in connection with the Specified Amended Transaction, that the Loan Parties and Subsidiaries thereof must remain in compliance with all applicable financial and other covenants under the Credit Agreement and other Loan Documents (as hereby amended in Paragraph 5 above with respect to the Specified Amended Financial Covenant), and that, except for (x) the limited consent and waiver provided herein with respect to the Specified Amended Transaction and (y) the Specified Amended Financial Covenant, as and to the extent expressly provided herein, the Credit Agreement and other Loan Documents remain in full force and effect without modification.

7.	This letter constitutes a Loan Document.

Please advise if you have any questions or comments, or require further information.  If you do not, please sign below to confirm the Company’s acknowledgment and agreement (on behalf of itself and the other Loan Parties) of the provisions, terms and conditions of this letter.

Sincerely,

WALKER & DUNLOP, INC.

/s/ Stephen P. Theobald

Stephen P. Theobald

Executive Vice President,

Chief Financial Officer and Treasurer

Cc:William M. Walker

Richard M. Lucas, Esq.

ACKNOWLEDGED AND AGREED:

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Lender

By: /s/ David H. Craig

Name:  David H. Craig

Title:  Senior Vice President

[Signature page to W&D consent and waiver letter for W&D Interim Lender III, Inc. and specified Financial Covenant advance waiver]